Exhibit 10.1

OFFICE LEASE

THIS LEASE AGREEMENT made this 13th day of March, 2012 between Jarminski Survivors Trust (“Owner”), and Lionbridge Technologies, Inc. (“Tenant”);

LEASE OF PREMISES

The Owner hereby leases to the Tenant and the Tenant hereby rents from the Owner, subject to the terms and provisions of this Lease, including the General Provisions hereafter set forth and the Exhibits hereafter identified and attached hereto, those certain premises (hereafter “Premises”) shown and described on “Exhibit A” attached hereto and made a part hereof, which Premises are located in that certain building described in Section 1 of the Basic Lease Provisions below. As used in this Lease, reference to the “Building” shall mean the whole of the building structure, parking areas, landscaping and other improvements, together with the underlying land.

BASIC LEASE PROVISIONS

1.	Building Name:	Emerald Tech Center, Bldg. #5 (or “E”)

2.	Premises Address:	423 N. Ancestor Place, Suite #140
Boise, Idaho 83704

3.	Use of Premises:	General office and warehouse use including, without limitation, equipment testing and maintenance. See also Section 4.01 below.

4.	Building Rentable Area:	15,071 square feet.

5.	Rentable Area of Premises:	12,174 square feet

6.	Premises Percentage:	80.78%.

7.	Initial Term:	Sixty-one (61) months

8.	Commencement Date:	Upon the later of substantial completion of Owner’s work and receipt of a Certificate of Occupancy, or April 1, 2012. Owner shall be responsible and indemnify Tenant against any expenses incurred by Tenant as a result of Owner being for any holdover expenses in the event Landlord is unable to deliver the Premises on or before May 31, 2012.

9.	Option(s) to Renew:	One (1) five (5) year Option to Renew, as described in Exhibit “C”.

10.	Base Rent:	The full service rental rate shall be as follows:

Month 1 - No rent shall be paid.
Months 2-12 - $13,695.75/month ($13.50 p.s.f. annually).
Months 13-24 - $14,203.00/month ($14.00 p.s.f. annually).
Months 25-36 - $14,710.25/month ($14.50 p.s.f. annually).
Months 37-48 - $15,217.50/month ($15.00 p.s.f. annually).
Months 49-61 - $15,724.75/month ($15.50 p.s.f. annually).

Tenant shall pay the first (1st) month’s rent upon execution of the Lease.

11.	Rent Adjustment:	As described on Exhibit D

12.	Security Deposit:	None

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13.	Tenant’s Address for Delivery of Notices:

Lionbridge Technologies, Inc.
Attn: Office Manager
423 N. Ancestor Place, Suite #140
Boise, Idaho 83704

	Cc:	Lionbridge Technologies, Inc.
1050 Winter Street, Suite 2300
Waltham, MA 02145
Attn: General Counsel

14.	Owner’s Address for Payment of Rent and Delivery of Notices:

Jarminski Survivors Trust
Attn: Rick Jarminski
1921 E. Fruit Street
Santa Ana, CA 92701
Phone 714 580-6003
Fax 949-441-6116
E-mail jarminskir@gmail.com

15.	Lease Guarantor(s): None.

16.	Exhibits Attached: Exhibit A (Description of Premises); Exhibit B (Building and Premises Measurement Standards); Exhibit C (Option(s) to Renew); Exhibit D (Adjustment of Annual Base Rent); Exhibit E (Special Provisions); Schedule 1 (Signs); Appendix I (Hazardous Waste); and Appendix II (Bankruptcy or Insolvency).

IN WITNESS WHEREOF, the parties have executed this Lease, consisting of the foregoing provisions and the General Provisions and Exhibits attached, as of the date first above written.

OWNER:			TENANT:

By:	/s/ Alice E. Jarminski, Trustee	By:	/s/ Donald M. Muir

Title:	Trustee	Title:	Chief Financial Officer

Date:	3/17/12	Date:	3/13/2012

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GENERAL PROVISIONS

I. PREMISES AND COMMON AREAS

1.01. Premises. The Premises subject to this Lease shall be that portion of the Building as shown on “Exhibit A” attached hereto and made a part hereof, extending from the top surface of the subfloor to the bottom surface of the roof deck above, but excluding any common stairways, stairwells, hallways, access ways, pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common with other parts of the Building. The Tenant acknowledges that Rentable Area of the Premises as set forth in the Basic Lease Provisions has been determined in accordance with “Exhibit B” attached hereto and made a part hereof, and that the Rentable Area of the Premises as so specified includes a pro-rata portion of the interior common areas in the Building. If either the Rentable Area of the Premises or the Building shall be increased or decreased, as determined by the method of measurement specified on Exhibit B, the Annual Base Rent and the Tenant’s Premises Percentage shall be adjusted accordingly.

1.02. Common Areas. Subject to reasonable rules to be evenly enforced among all tenants, from time to time made by the Owner and delivered to the Tenant, the Tenant shall have the right to use in common with the Owner and other tenants the following (hereafter “Common Areas”):

(a)	Building Common Area. The common stairways, access ways and passage ways and the common pipes, ducts, conduits, wires and appurtenant equipment serving the Premises.

(b)	Floor Common Area. If the Premises include less than the entire gross leasable area of any floor, the common lobbies, hallways, lavatories and other common facilities.

(c)	Land Common Area. Common walkways, interior and exterior window surfaces, sidewalks and driveways necessary for access to the Building, landscaping and the parking lot appurtenant to the Building.

The Tenant shall neither temporarily or permanently place or store any materials, supplies, equipment or other property in the Common Areas.

1.03. Owner’s Reserved Rights in Common Areas and Above Ceiling. The Owner reserves the right, from time to time, without unreasonable interference with the Tenant’s occupancy, to install, use, maintain, repair, replace and relocate pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling, surfaces, below the floor surfaces, within the walls and in the central core areas and to expand the Building.

1.04. Parking. The Tenant shall be entitled to park in common with other tenants of the Building, at no additional cost, in the parking facilities provided for all tenants of the Building with a minimum of fifty (50) spaces. The Tenant agrees not to overburden the parking facilities and agrees to cooperate with the Owner and other tenants in the use of the parking facilities. The Tenant may obtain additional parking privileges with the written agreement of other tenants. The Owner reserves the right, in its discretion, to determine whether the parking facilities are becoming crowded and, in such event, to allocate parking spaces among the Tenant and other tenants based on the Tenant’s and other tenants’ Premises Percentage. If the Tenant or the Tenant’s employees fail to comply with the parking provisions herein, then the Owner may, after one (1) written notice to the Tenant, tow such vehicles from the Common Area at the Tenant’s and/or employee’s expense. If the Owner does not establish employee parking areas, the Tenant shall nevertheless require its employees to park in those areas which shall minimize the interference with the use of the parking most convenient to the Building by customers and patrons of the tenants located therein.

II. TERM

2.01. Initial Term. The initial term (hereafter “Initial Term”) of this Lease as set forth in the Basic Lease Provisions shall commence on the Commencement Date specified in the Basic Lease Provisions or such later date as the Owner substantially completes the tenant improvements to be constructed/installed by the Owner. (hereafter “Commencement Date”). If the Tenant is to construct/install all of the tenant improvements within the Premises, the Commencement Date shall be the Commencement Date so specified unless the delay in the completion of the tenant improvements is extended under Section 19.14, below, or caused by the failure of the Owner to timely deliver the Premises to the Tenant. In the event the Commencement Date is later than the Commencement Date so specified, the Commencement Date shall be confirmed in writing by the parties. Tenant, at no cost, will have the right to enter the Premises a minimum of 20 days prior to Lease Commencement, in order to set up for relocation.

2.02. Option(s) to Renew. If an option(s) to renew the term of this Lease is indicated in item 9 of the Basic Lease Provisions, such option(s) to renew shall be on the terms set forth on “Exhibit C” attached hereto and made a part hereof.

III. RENT

3.01. Security Deposit. Intentionally Deleted

3.02. Rent. The Tenant shall pay to the Owner, without deduction or off-set, the Annual Base Rent for the Premises specified in the Basic Lease Provisions, in equal monthly installments on the first (1st) day of each calendar month, in advance, commencing on the Commencement Date. Rent for any period less than a full calendar month shall be pro-rated on a per diem basis calculated on a thirty (30) day month. The Annual Base Rent shall be escalated as provided in “Exhibit D” attached hereto and made a part hereof. All Annual Base Rent and other amounts payable by the Tenant to the Owner under this Lease shall be in lawful money of the United States of America. All amounts which, pursuant to this Lease, are to be paid by the Tenant to or on behalf of the Owner, in addition to the Annual Base Rent shall be considered “additional rent” for all purposes under this Lease and included in the reference to “rent”.

3.03. Additional Rent - Building Operating Expenses. The Tenant shall pay to the Owner, as additional rent, the Tenant’s proportionate share (“Premises Percentage”) of any increase in the Building Operating Expenses (hereafter defined) paid or incurred by the Owner in 2012 (“Base Year”). If in any calendar year during the term of this Lease, commencing in January of 2013, the Building Operating Expenses shall be higher than the Building Operating Expenses for the calendar year 2012 (“Base Year”), the rent payable by the Tenant for the Current Year shall be increased by an amount equal to the Tenant’s Premises Percentage of such increase for the Current Year and each subsequent calendar year until further adjusted in accordance with the terms herein. The determination of the Building Operating Expenses for the Base Year, if the Building was not fully occupied during the Base Year, shall be made on the basis that the Building was ninety-five percent (95%) occupied for the full calendar Base Year and appropriate adjustments shall be made to the actual Building Operating Expenses for the calendar Base Year to establish the Building Operating Expenses for the Base Year for the calculation of the additional rent, if any, payable hereunder. If the term of this Lease ends on a date other than the last day of a calendar year, the Tenant shall pay the additional rent for that portion of the calendar year during which this Lease is in force and the obligation to pay said prorated additional rent for the year in which the term of this Lease ends shall survive the expiration or earlier termination of this Lease and be payable by the Tenant at the time specified below.

The term “Building Operating Expenses” as used herein shall include all reasonable costs of operation of the Building and maintenance as determined by generally accepted accounting principles and shall include the following costs by way of illustration but not limitation: real and personal property taxes levied and assessed against the Building and the Owner’s expenses in contesting any such taxes by appropriate legal proceedings; water and sewer charges; insurance premiums; electricity, gas and other utility services used in connection with the operation of the Building, including the Common Areas; lighting; janitorial, maintenance (including re-painting or resurfacing) and repair with respect to the exterior of the Building and the interior Common Areas, including signage not installed by a tenant; maintenance and repair of the roof; janitorial service with respect to the interior of the Premises; trash removal; general maintenance, repair and replacement of the equipment, components, facilities and improvements in the Building and the Common Areas; security services for the Building and the Common Areas, including the master security and card access system, if any, installed by the Owner in the Building; landscaping maintenance and replacement; parking lot maintenance, upkeep, repair, seal-coating, resurfacing, policing, sweeping and cleaning, painting, restriping, snow removal and ice treatment (unless Tenant is separately charged for any such services, utilities, materials or supplies); Owners Association assessments; alterations required by applicable law or codes or to protect the health and safety of the tenants and other persons using the Building and the Common Areas; and an administrative and overhead charge equal to four percent (4%) of the Annual Base Rent, including rent adjustments as described on Exhibit D, and all sums paid or payable by the Tenant as additional rent under this Lease. Operating Expenses shall not include the following:

1. Common Area Improvements;

2. Other Improvments;

3. wages, salaries or fringe benefits paid to any employees above the grade of building manager; or where employees devote time to properties other than the Property, the portion properly allocated to such other properties;

4. leasehold improvements, alterations and decorations which are made in connection with the preparation of any portion of the Property for occupancy by a new tenant, or which improvements, alterations and decorations are not generally beneficial to all tenants of the Property;

5. costs incurred in connection with the making of repairs or replacements which are the obligation of another tenant or occupant of the Property;

6. advertising, marketing, promotional, public relations or brokerage fees, commissions or expenditures;

7. financing and refinancing costs in respect of any mortgage or security interest placed upon the Property or any portion thereof, including payments of principal, interest, finance or other charges, and any points and commissions in connection therewith;

8. costs (including, without limitation, attorneys’ fees and disbursements) incurred in connection with any judgment, settlement or arbitration award resulting from any tort liability;

9. rent or other charges payable under any ground or underlying lease;

10. costs of any item which are reimbursed to Owner by other tenants or third parties or which are properly chargeable or attributable to a particular tenant or particular tenants;

11. any utility or other service used or consumed in the premises leased or leasable to any tenant or occupant, including, without limitation, gas, electricity, water, and sewer, if Tenant’s use or consumption of such utility or other services is separately metered or sub-metered at the Premises or Tenant is charged a separate amount therefore;

12. costs incurred in connection with Owner’s preparation, negotiation, dispute resolution and/or enforcement of leases, including court costs and attorneys’ fees and disbursements in connection with any summary proceeding to dispossess any tenant or incurred in connection with disputes with prospective tenants, employees, consultants, management agents, leasing agents, purchasers or mortgagees;

13. costs of any additions to or expansions of the Property or the Building;

14. costs of repairs, restoration or replacements occasioned by fire or other casualty or caused by the exercise of the right of eminent domain, whether or not insurance proceeds or condemnation award proceeds are recovered or adequate for such purposes;

15. expenditures for capital improvements or replacements except (i) those which are required to comply with laws, regulations and ordinances enacted after the Commencement Date of this Lease and (ii) those which are undertaken in order to reduce Operating Expenses; and in either such event, the cost of such capital improvements or replacements shall be amortized over their useful life in accordance with generally accepted accounting principles, except that Owner may only include the actual savings recognized on an annual basis with respect to clause (ii) capital improvements or replacements if such amortization exceed the savings.

16. the cost of performing or correcting defects in, or inadequacies of, the Owner’s Work, or of otherwise correcting defects (including latent defects) in the Property;

17. the cost to make improvements, alterations and additions to the Property which are required in order to render the same in compliance with laws, rules, orders regulations and/or directives existing as of the Commencement Date of this Lease;

18. the cost of environmental monitoring, compliance, testing and remediation performed in, on, about and around the Property;

19. any costs in the nature of fees, fines or penalties arising out of Owner’s breach of any obligation (contractual or at law, and including, without limitation, costs, fines, interest, penalties and costs of litigation incurred as a result of late payment of taxes and/or utility bills), including attorneys’ fees related thereto;

20. depreciation;

21. amounts paid to subsidiaries or affiliates of Owner for services rendered to the Property to the extent such amounts exceed the competitive costs for delivery of such services were they not provided by such related parties;

22. the cost of installing, operating and maintaining any specialty facility or commercial concession operated by Owner, such as an observatory, broadcasting facility, luncheon club, theater, cafeteria, convenience store, or exercise facility;

23. any rental of equipment which, if purchased, would not be includable in Operating Expenses, other than items such as scaffolding which are used on an occasional or sporadic basis in performing maintenance and repairs;

24. any cost resulting from the negligence of Owner, its agents or employees;

25. compensation paid to employees or other persons in connection with commercial concessions operated by Owner or Owner’s agent; and

26. any other cost or expenses which, in accordance with generally accepted accounting principles, consistently applied, would not customarily be treated as Operating Expenses by lessors of comparable buildings.

The Owner shall have the right to separately meter and/or measure the Tenant’s usage and consumption of the utilities and services described above as comprising the “Building Operating Expenses,” and, if the Tenant uses or consumes a disproportionate amount (based on relative floor area) of such utilities and/or services due to the nature of the Tenant’s use of the Premises, or the use (periodic or consistent, but excluding occasional) by the Tenant of the Premises beyond the normal operating hours for the Building, the Tenant shall be obligated to pay to the Owner the additional Building Operating Expenses resulting therefrom so long as such costs are determined by a separate meter, to be installed at Owner’s expense.

Following the end of each calendar year, the Owner shall deliver to the Tenant an itemization of the actual Building Operating Expenses for the immediately preceding calendar year (Current Year) and an itemization of the same expenses for the Base Year. If the Building Operating Expenses for the Current Year exceeds those expenses for the Base Year, the Tenant shall, within thirty (30) days, pay to the Owner an amount equal to the Tenant’s Premises Percentage multiplied times such excess unless the Tenant is not otherwise liable therefor under this Section 3.03. Notwithstanding any provision contained herein, a decrease in the Building Operating Expenses for the Current Year shall not reduce or otherwise affect the Annual Base Rent payable by the Tenant as specified in the Basic Lease Provisions and as adjusted as described on Exhibit D. The failure of the Tenant to pay the Tenant’s Premises Percentage of the increase in the Building Operating Expenses within the time provided in this Lease shall constitute a default under the terms hereof in like manner as the failure of the Tenant to pay the Annual Base Rent when due.

Tenant shall have the right to examine, copy and audit Owner’s books and records establishing Operating Expenses for any Operating Year for a period of one (1) year following the date that Tenant receives the statement of Operating Expenses for such Operating Year from Owner. Tenant shall give Owner not less than thirty (30) days’ prior notice of its intention to examine and audit such books and records, and such examination and audit shall take place at such place in the Premises’ vicinity as Owner routinely maintains such books and records, unless Owner elects to have such examination and audit take place in another location designated by Owner in the city and state in which the Property is located. All costs of the examination and audit shall be borne by Tenant except as provided below. If, pursuant to the audit, the payments made for such Operating Year by Tenant exceed Tenant’s required payment on account thereof for such Operating Year, Owner shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses (or promptly refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Owner); but, if the payments made by Tenant for such Operating Year are less than Tenant’s required payment as established by the examination and audit, Tenant shall pay the deficiency to Owner within thirty (30) days after conclusion of the examination and audit, and the obligation to make such payment for any period within the Term shall survive expiration of the Term. If Tenant does not elect to exercise its right to examine and audit Owner’s books and records for any Operating Year within the time period provided for by this paragraph, Tenant shall have no further right to challenge Owner’s statement of Operating Expenses.

3.04. Late Charges. The Tenant acknowledges that the late payment of rent to the Owner will cause the Owner to incur costs not contemplated by this Lease, the exact amount of which the Owner is not capable of determining. Accordingly, if any monthly installment of the Annual Base Rent or any other sum payable by the Tenant to the Owner under this Lease shall not be received by the Owner within five (5) business days (excluding weekends and Holidays) after its due date, the Tenant shall pay to the Owner a late charge equal to five percent (5%) of such overdue rent. Acceptance of a late charge by the Owner or interest on overdue amounts shall not constitute a waiver of the Tenant’s default with respect to such overdue amount nor prevent the Owner from exercising any other rights or remedies granted hereunder. No payment by the Tenant of an amount less than that then due shall be deemed or construed other than a part payment on account of the most recent rent due nor shall any endorsement or statement on any check or letter accompanying any payment be deemed to create an accord and satisfaction.

3.05. Place of Payment. Until otherwise directed by the Owner in writing, the Tenant shall deliver all notices and pay all Annual Base Rent and other amounts due under this Lease to the Owner at the address for the Owner set forth in the Basic Lease Provisions.

3.06. Payment of Abated Rent Upon Default. If the Tenant should default under the terms of this Lease, and as a result thereof this Lease is terminated by the Owner, all Annual Base Rent, if any, abated by the Owner at the beginning of the Initial Term of this Lease as provided in Article II, above, shall become due and payable, it being agreed that such abatement of Annual Base Rent was granted by the Owner based on the agreement of the Tenant to faithfully and fully perform this Lease for the full term.

IV. USE OF PREMISES

4.01. Use. During the full term of this Lease the Tenant shall use the Premises for general office and warehouse purposes only or other uses required to run Tenants day to day operations, so long as such uses are in compliance with local codes. Any different use by the Tenant shall first require the prior written consent of the Owner, which consent shall not be unreasonably withheld, delayed or conditioned. The Tenant acknowledges and agrees that the Owner may withhold consent to such different use, and such shall not be unreasonable, if it would (i) violate any restriction or exclusive right granted to another tenant or occupant of the Building, or entitle another such other tenant or occupant to reduce its rent or terminate its lease, (ii) be in breach of any restrictions applicable to the Building, (iii) involve the storage, use or disposal of any material or substance which is then classified as “hazardous” or “toxic” by any law or regulation, (iv) adversely affect the reputation or image of the Building, as reasonably determined by the Owner, or (v) require the Owner to perform any alterations to the Premises or the Building by reason of any applicable law, code or regulation. The provisions concerning hazardous waste and material set forth in “Appendix I” attached hereto and made a part hereof are hereby made a part of this Lease. The Tenant’s use of the Premises shall be in full compliance with all statutes, ordinances, laws, rules, regulations and restrictive covenants applicable to the Premises, and in a manner which shall not result in a nuisance to or unnecessary disturbance of other tenants of Building. The Tenant shall comply with all rules and regulations of the National Fire Protection Association, the applicable Fire Rating Bureau and any similar body. The Tenant shall not maintain any item or do anything in or about the Premises which would cause the increase of insurance rates or make such insurance unobtainable. Tenant shall have the right to use and occupy the Premises on a 24/7/365 basis throughout the Term and any renewal.

4.02. Waste - Nuisance. The Tenant shall not use the Premises in any manner that will constitute waste, or results in a nuisance or an unreasonable annoyance to occupants of other portions of the Building including, without limitation, the use of loud speakers or sound or light apparatus that can be heard or seen outside the Premises.

4.03. Electrical Requirements. If the Tenant installs upon the Premises any electrical equipment which causes an overload on the electrical service to the Premises or the Building, the Tenant shall, at the Tenant’s own cost and expense, make whatever changes are necessary to comply with the requirements of insurers, the utility company supplying said electrical service and any governmental authorities having jurisdiction thereof, but nothing herein contained shall be deemed to constitute the Owner’s consent to such overload.

4.04. Disposal of Refuse. The Tenant shall not dump, dispose, reduce or incinerate or cause other burning of any trash, papers, refuse or garbage of any kind in or about the Premises. The Tenant shall store all trash and garbage within the Premises or in an area designated as appropriate therefore by the Owner in covered metal containers.

4.05. Improvements by Tenant - Obligations of Tenant. If the Tenant is to construct/install any of the tenant improvements in the Premises, the obligations of the Tenant set forth in Articles VII, VIII and IX of this Lease shall commence and be in force and effect from and after the date the Tenant, or the Tenant’s employees, contractors or agents, take possession of the Premises, notwithstanding that the Commencement Date is later than the date of said possession.

4.06. Suitability. Except as otherwise set forth herein, the Tenant acknowledges that the Owner (including any agent of the Owner) has not made any representation or warranty with respect to the Premises or concerning their suitability for the uses intended by the Tenant. The taking of possession of the Premises by the Tenant shall conclusively establish that the same were at that time in a satisfactory condition unless within thirty (30) days after the date of possession the Tenant gives to the Owner a written notice specifying in reasonable detail items which are defective or in an unsatisfactory condition. Owner shall deliver the Premises with all mechanical, electrical, plumbing and HVAC systems in good working order. Owner represents and warrants that the current zoning of the Premises permits general office and warehouse uses including, without limitation, equipment testing and maintenance.

4.07. Employee Parking. If the Owner elects to establish employee parking areas within the Common Areas, the Tenant and the Tenant’s employees will park their vehicles only in the areas so designated by the Owner from time-to-time for that purpose. If the Tenant or the Tenant’s employees fail to park their vehicles in designated parking areas, then the Owner may either (i) charge the Tenant Twenty and No/100ths Dollars ($20.00) per day for each day, or partial day, per car parked in areas other than those designated, as and for liquidated damages, or (ii) tow such vehicles from the Common Area at the Tenant’s and/or employee’s expense. If the Owner does not establish employee parking areas, the Tenant shall nevertheless require its employees to park in those areas which shall minimize the interference with the use of the parking most convenient to the Building by customers and patrons of the tenants located therein.

4.08. Improvements. Unless otherwise expressly provided in this Lease, all improvements to the Premises required to make the Premises suitable for the Tenant’s use thereof shall be made by the Tenant, at the Tenant’s cost and expense. The improvements to be completed by the Owner are outlined in Exhibit “E”, Special Provisions.

4.09. No Smoking Building. The Tenant acknowledges that the Building has been designated by the Owner as a “No Smoking” Building and the Tenant agrees to timely enforce such restriction with respect to its employees, contractors, agents, invitees and licensees who occupy the Premises.

4.10. Re-Keying of Premises. Prior to re-keying of any door locks within the Premises, the Tenant shall obtain the consent of the Owner and any such re-keying by the Tenant shall be in conformity with the Owner’s master key system (hereafter “Master Key System”), and if such re-keying by the Tenant requires modifications in the Master Key System, the Tenant shall pay all costs to modify the same.

V. UTILITIES AND SERVICES

5.01. Owner’s Obligations. The Owner shall pay the cost for all utilities furnished to the Premises as may be required by the Tenant for the use and occupation of the Premises. The Owner shall not be liable for any failure to furnish or the limitation on furnishing any of such utilities when such is the result of accidents, strikes, lockouts, government action, shortages or conditions beyond the Owner’s reasonable control and the Tenant shall not be entitled to any damages nor shall any such failure relieve the Tenant of the obligation to pay the full rent reserved herein or constitute a constructive or other eviction of the Tenant. The Owner shall provide all janitorial and maintenance services with respect to the exterior of the Building and the Premises and the Common Areas, janitorial services to the interior of the premises, the maintenance of the landscaped areas outside the Building and the maintenance of the parking lot and sidewalks. In addition, the Owner shall cause the removal of trash and rubbish deposited in the manner and in the location designated by the Owner.

5.02. Tenant’s Obligations. The Tenant shall pay all costs for telephone service, data service and cabling, security (alarm) system(s), and any other service required by the Tenant, which service is not provided by the Owner. In addition, the Tenant shall pay its Premises Percentage of any increase in the Building Operating Expenses as provided in Section 3.03, above.

VI. TAXES

6.01. Real Property Taxes. The Owner shall pay all ad valorem real property taxes levied and assessed against the Building, subject to the obligation of the Tenant to pay to the Owner the Tenant’s Premises Percentage of any increase in the Building Operating Expenses as provided in Section 3.03, above.

6.02. Personal Property Taxes. The Tenant shall pay all personal property taxes levied and assessed against the Tenant’s fixtures, equipment and other property.

6.03. New Taxes. The Tenant shall pay to the Owner promptly upon demand any and all taxes and other charges payable by the Owner to any government entity (other than net income, estate and inheritance taxes) whether or not now customarily paid or within the contemplation of the parties hereto, by reason of or measured by the Annual Base Rent or other amounts payable by the Tenant under this Lease or allocable to or measured by the area or value of the Premises or upon the use and occupancy of the Premises by the Tenant, or levied for services rendered by or on behalf of any public, quasi-public or governmental entity.

6.04 Abatement. If Owner shall receive any tax refund or reimbursement of Taxes or sum in lieu thereof with respect to any Tax Year all or any portion of which falls within the Term, then out of any balance remaining thereof after deducting Owner’s reasonable expenses in obtaining such refund, Owner shall pay to Tenant an amount equal to such refund or reimbursement multiplied by Tenant’s Premises Percentage.

VII. INSURANCE

7.01. Tenant’s Obligations. During the term of this Lease, the Tenant shall carry and maintain, at the Tenant’s sole cost and expense, the following types of insurance, in the amounts specified and in the form hereafter provided:

(a)	Public Liability and Property Damage. Bodily injury liability insurance with limits of not less than $1,000,000.00 per person and $1,000,000.00 per occurrence insuring against any and all liability of the insured(s) with respect to the Premises and the other portions of the Building used or useable by the Tenant, its employees, agents, contractors, customers, invitees and licensees, or arising out of or relating to the maintenance, use and occupancy thereof, and property damage liability insurance with a limit of not less than $500,000.00 per accident or occurrence. All such bodily injury liability insurance and property damage liability insurance shall specifically insure the performance by the Tenant of the indemnity agreement(s) contained in this Lease as to liability for injury to or death of person and injury or damage to property and shall name the Owner and those other persons and entities named on “Exhibit E” attached hereto and made a part hereof as additional insureds thereunder.

(b)	Premises Facilities Furnished and Installed by Tenant and Personal Property. Insurance covering all of the items comprising the Tenant’s leasehold improvements, trade fixtures, equipment and personal property from time to time in, on or upon the Premises in an amount not less than ninety percent (90%) of their full replacement cost from time to time during the term of this Lease, providing protection against any peril included within the classification “fire and extended coverage,” together with insurance against sprinkler damage, and vandalism. Any policy proceeds shall be used for the repair or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Article XI, below.

In addition to providing the foregoing insurance, the Tenant shall pay to the Owner the Tenant’s Premises Percentage of the increase in the Owner’s cost of providing the insurance described in Section 7.02, below, as a part of the Building Operating Expenses.

7.02. Owner’s Obligation. The Owner shall purchase and keep in force a policy(s) of insurance covering the Building in an amount equal to the full replacement cost of the Building (exclusive of the cost of excavations, foundations and footings), providing protection against any peril generally included within the classification “fire and extended coverage,” or, at the Owner’s election, “all-risk coverage,” including earthquake coverage and/or ordinance or law coverage, if elected by the Owner. In addition, the Owner shall have the right to purchase and keep in force rent loss insurance to protect the Owner against loss of rent during the period of repair or replacement of all or any portion of the Building in the event of loss or damage. The insurance provided for in this Section may be brought within the coverage of a blanket policy(s) of insurance carried and maintained by the Owner.

7.03. Policy Form. All policies of insurance provided for herein shall be issued by insurance companies with a general policyholder’s rating of not less than A- and a financial rating of AAA (or equivalent ratings if such are changed) as rated in the most current available “Best’s Insurance Reports” and qualified to do business in the State of Idaho. Certificates of the policies of insurance to be provided by the Tenant, shall be delivered to the Owner within ten (10) days after the Commencement Date of the Initial Term of this Lease and thereafter within thirty (30) days prior to the expiration of the term of each policy. All public liability and property damage policies shall contain a provision that the Owner, although named as an additional insured, shall nevertheless be entitled to recover under such policies for any loss occasioned by it, or its partners, employees and agents. When any such policy shall expire or terminate, a like renewal or additional policy shall be purchased and maintained by the Tenant. Tenant shall give to the Owner twenty (20) days prior notice in writing of any cancellation or lapse or of any reduction in the amounts of insurance. All public liability, property damage and other casualty policies required of the Tenant, shall be written as primary policies, not contributing with and not in excess of coverage which the Owner may carry.

7.04. Waiver of Subrogation. Any insurance carried by either party as required by this Lease shall include a clause or endorsement denying to the insurer a right of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of an injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by insurance containing such a clause or endorsement to the extent of the insurance proceeds paid or payable by reason of the injury or loss covered thereby.

VIII. MAINTENANCE AND REPAIR

8.01. Owner’s Obligations. The Owner shall repair and maintain the Building including the roof, public areas, exterior walls (including exterior glass), under slab plumbing, foundation and structure of the Building, sewer, all plumbing, air conditioning, heating, mechanical, HVAC, life/safety, and electrical systems, serving the Premises, with the costs and expenses related thereto to be included in the Building Operating Expenses pursuant to Section 3.03, above.

8.02. Tenant’s Obligations. The Tenant shall take good care of the Premises and shall pay to the Owner the cost of any repairs thereto or to the Building which are necessitated by the misuse or negligence of the Tenant, its employees, agents, contractors, licensees or invitees.

8.03. Failure to Repair. If the Tenant refuses or neglects to perform maintenance or repairs as required under this lease as set forth in Section 8.02 above, the Owner shall have the right, upon giving the Tenant reasonable written notice of its election to do so, to make such repairs or perform such maintenance on behalf of and for the account of the Tenant. In such event, such work shall be paid for by the Tenant as additional rent and shall be due promptly upon receipt of a bill therefor. No exercise by the Owner of any rights herein reserved shall entitle the Tenant to any damage for any injury or inconvenience occasioned thereby nor to any abatement of Annual Base Rent or other amounts payable by the Tenant under this Lease.

8.04. Warranties. If the Owner has obtained any manufacturer’s or contractor’s warranties covering any portion of the Premises or any equipment therein which, by the terms hereof are to be repaired or replaced by the Tenant, and a needed repair or replacement falls within the coverage of the warranty, the Owner shall either (i) use all reasonable efforts to cause such repairs or replacements to be made by the warranting party, or (ii) assign the warranty rights to the Tenant.

IX. INDEMNITY

9.01. By Tenant. Except to the extent arising from the negligence or willful misconduct of owner or its agents, employees or contractors, Tenant agrees to indemnify and hold the Owner harmless against all actions, claims, demands, costs, damages or expense of any kind on account thereof, including attorneys’ fees and costs of defense) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in or about the Premises; (ii) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring outside of the Premises but on or about the Property, where such accident, damage or injury results or is claimed to have resulted from any act, negligence or willful misconduct on the part of Tenant or Tenant’s agents, employees, contractors, invitees or sublessees.

9.02. By Owner. Except to the extent Tenant is required to indemnify Owner under paragraph 9.01 above The Owner agrees to indemnify and hold the Tenant harmless against all actions, claims, demands, costs, damages or expense of any kind on account thereof, including attorneys’ fees and costs of defense, which may be brought or made against the Tenant, or which the Tenant may pay or incur, by reason of the Owner’s failure to perform this Lease or arising from any accident, injury or damage whatsoever to any person, or to the property of any person, where such accident, damage or injury results or is claimed to have resulted from the gross negligence or willful misconduct of Owner or Owner’s agents, employees or contractors.

9.03. Non-Liability of Owner. Subject to the previous two sections, the Owner shall not be liable for any damage to or loss, by theft or otherwise, of property of the Tenant or of others located on the Premises. The Owner shall not be liable for injuries or damage to property resulting from fire, explosion, sprinklers, falling plaster, steam, gas, electricity, water, rain, snow or leaks from the pipes, appliances, plumbing, street or subsurface, or from any other place or from dampness. The Tenant assumes the risk of all property kept or stored on the Premises and shall hold the Owner harmless from any claims arising out of damage to the same. The Tenant shall give immediate notice to the Owner in case of fire or accidents on or in the Premises or the Building.

9.04. Damage to Other Tenants. The Tenant shall be directly responsible to other tenants of the Building for any damage caused to them by reason of the Tenant’s use of the Premises or the Common Areas or by any acts or negligence of the Tenant, its employees, licensees or invitees.

X. ALTERATIONS

10.01. Consent Required. The Tenant shall make no alterations, improvements or additions (“Improvements”) in or about the Premises without the prior written approval of the Owner, not to be unreasonably withheld, conditioned or delayed. All approved Improvements shall be performed at the sole cost of the Tenant in compliance with all applicable statutes, ordinances, codes and regulations. Upon expiration of the term of this Lease, the Improvements shall be considered a part of the Premises, unless otherwise agreed, and remain therein unless the Owner shall request their removal, in which event the Improvements shall be promptly removed by the Tenant and the Premises restored to substantially the condition existing prior to such Improvements. The granting of the consent by the Owner as provided herein shall not constitute the appointment of the Tenant as the agent of the Owner with respect to the approved Improvements. The Tenant shall timely perform, at the Tenant’s sole cost, in a good workmanlike manner, all alterations and/or repairs to the Premises required by any federal, state or local building, fire, life-safety or similar law, ordinance, code or regulation adopted or amended after the Commencement Date of this Lease and applicable to the Premises, or required by reason of any alteration to the Premises performed by the Tenant or a change in the Tenant’s use of the Premises, even though such alteration(s) and/or change in use may be consented to by the Owner; provided, however, that in all events Owner shall be responsible for any alterations necessary to permit the Premises to be utilized for general office and warehouse uses.

10.02. Trade Fixtures. Trade fixtures, equipment and other personal property which are installed in the Premises by the Tenant and are not permanently affixed to the walls, ceilings, floors or other part thereof shall remain the property of the Tenant and may be removed by the Tenant at any time during the term of this Lease provided that the Tenant promptly repairs all damage resulting from the installation or removal and fully restores the Premises.

10.03. Liens Prohibited. The Tenant shall pay all costs for the work done by or for it on the Premises and the Tenant shall keep the Premises and the Building free and clear of all liens of whatever kind or nature. The Tenant shall indemnify, save and hold the Owner and the Building harmless against any liability, loss, damage, cost, attorneys’ fees and all other expenses on account of any prohibited lien.

XI. DESTRUCTION OF PREMISES

11.01. Fully Tenantable. If the Premises are damaged by fire or other casualty (occurrence), but are not thereby rendered untenantable for the business purposes of Tenant, in whole or in part, the Owner shall, at its own expense, cause such damage to be repaired and neither the Annual Base Rent or other amounts payable by the Tenant under this Lease shall be abated.

11.02. Partially Untenantable. If the Premises shall be rendered partially untenantable by reason of such occurrence, the Owner shall, at its own expense, cause the damage to be repaired and the Annual Base Rent for the part of the Premises rendered untenantable shall be abated proportionately on a square footage basis as long as said part remains untenantable. As used herein, “partially untenantable” shall mean that the Tenant is unable to use the Premises for the purposes leased for a period of ten (10) or more consecutive days.

11.03. Totally Untenantable. If the Premises shall be rendered wholly untenantable by reason of such occurrence, the Owner shall, at its own expense, cause such damage to be repaired and the Annual Base Rent meanwhile shall be abated. In such event either the Owner or the Tenant shall have the right, which may be exercised by written notice delivered to the other party within thirty (30) days after such occurrence, to elect to terminate this Lease in which event all rights and obligations of the parties shall terminate and end as of the date of such occurrence, except for the obligation of the Tenant to pay Annual Base Rent or other sums which were due and payable prior to the date of the occurrence. Owner shall promptly notify Tenant of the period of time which Owner expects to need to restore the areas so damaged. If Tenant does not terminate, Owner shall thereafter use reasonable efforts to restore the Building and the Premises (excluding any Alterations made by Tenant) to proper condition for Tenant’s use and occupation.

The Owner shall have no obligation to repair the Premises and shall have the right to cancel and terminate this Lease if the term (exclusive of any options to renew the term unexercised by the Tenant as of the date of the occurrence) shall not have at least one (1) year remaining from the date of occurrence to the date of expiration.

11.04. Uninsured Casualty. If the damage to the Premises or to the Building is caused by a casualty for which coverage is excluded under the insurance maintained by the Owner and the cost of repairing such damage exceeds Fifty Thousand Dollars ($50,000.00), the Owner shall have the right, which may be exercised by written notice delivered to the Tenant within thirty (30) days after such occurrence, to elect to terminate this Lease in which event all rights and obligations of the parties shall terminate and end as of the date of such occurrence, except for the obligation of the Tenant to pay any Annual Base Rent or other sums which were due and payable prior to the date of the occurrence.

11.05. Destruction of Building. In the event that fifty percent (50%) or more of the Building shall be damaged or destroyed by fire or other cause, either the Owner or the Tenant shall have the right, which may be exercised by written notice delivered to the other party within thirty (30) days after such occurrence, to elect to terminate this Lease in which event all rights and obligations of the parties shall terminate and end as of the date of such occurrence, except for the obligation of the Tenant to pay any Annual Base Rent or other sums which were due and payable prior to the date of the occurrence. Owner shall promptly notify Tenant of the period of time which Owner expects to need to restore the areas so damaged,. If Tenant does not terminate, Owner shall thereafter use reasonable efforts to restore the Building and the Premises (excluding any Alterations made by Tenant) to proper condition for Tenant’s use and occupation

XII. EMINENT DOMAIN

12.01. Definition of Taking. If the Premises are acquired or damaged by the exercise of the right of eminent domain or by the change of grade of adjacent street(s) or other activity by a public authority, whether or not such damage involves a physical taking of any portion of the Premises, this shall be considered a taking. If the extent of the taking is such that the Premises are no longer suitable for the purpose of the tenancy, this shall be considered a total taking. Any other taking shall be considered a partial taking. A taking of any portion of the Common Areas shall not constitute a taking for the purposes of this Article, unless such results in the Premises being no longer suitable for the purpose of the Tenant’s tenancy.

12.02. Total Taking. In the case of a total taking, this Lease shall terminate at the date the Premises are rendered unsuitable for the purposes of the tenancy and all compensation therefor, whether fixed by agreement or judicial award, shall belong to the Owner except those portions of the award that are specifically allocated as compensation for actual expenses incurred by the Tenant for moving the Tenant’s fixtures, stock in take and inventory and as compensation for the taking of the Tenant’s fixtures and leasehold improvements which shall belong to the Tenant and which Tenant has a right to remove at the expiration of the term of this Lease.

12.03. Partial Taking. In case of a partial taking and if this Lease is not terminated, the Owner shall repair the Premises at its own expense in accordance with plans and specifications approved by the Tenant, but the Owner shall not be obligated to expend for such repairs any amount greater than the compensation received from the condemning authority. In case of any partial taking, all compensation paid by the condemning authority in connection with the taking, whether fixed by agreement or judicial award, shall be paid to the Owner and the Tenant as provided in Section 12.02, above, and if this Lease is not terminated as above provided, the Annual Base Rent shall be reduced proportionately on the basis which the square footage of that portion of the Premises taken bears to the total square footage of the Premises before the taking.

XIII. ASSIGNMENT, SUBLETTING AND MORTGAGING

13.01. Restriction. Tenant shall have the right to sublet or assign all or part of the Premises with Owner’s consent, which shall not be unreasonably withheld, conditioned or delayed. No consent shall be required for an assignment or sublet to its parent, any subsidiary, affiliate or related company, or to any entity having equivalent or better financial viability than Tenant. Any such assignment by Tenant of all or a portion of the Leased Premises shall relieve Tenant of all obligations under its Lease Agreement only as to the portion of the Leased Premises assigned. If Tenant subleases all or a portion of the Leased Premises, then, except for the obligation to pay Rent, the sub lessee shall be primarily obligated to the terms of Tenant’s Lease Agreement as to the portion of the Leased Premises covered by the sublease agreement and Tenant shall be only secondarily obligated.

XIV. SIGNS

Tenant, at Tenant’s expense, shall have the right to place its signage on the building façade, subject to the reasonable approval of Owner and in compliance with the City of Boise building codes. It is understood and agreed that the type, size, design, color and location of exterior signs are important considerations in the overall appearance of the Building. Prior to the installation of any exterior sign, the Tenant shall submit to the Owner such plans, specifications and other information concerning the proposed sign as required by the Owner. After installation of any approved exterior sign(s), the Tenant shall maintain the same in good condition and repair at all times and upon expiration or earlier termination of this Lease, the Tenant shall repair all damage caused by such erection, installation, maintenance or removal and if the Tenant fails to do so, the Owner shall have the right to perform such maintenance, repairs or replacement and the Tenant shall pay to the Owner all costs thereof within ten (10) days after written demand therefor delivered to the Tenant. All exterior signage installed by the Tenant shall be located, designed and installed in accordance with the provisions of “Schedule 1” attached hereto and made a part hereof.

XV. SUBORDINATION AND FINANCING

The Tenant agrees that at all times this Lease and the Tenant’s leasehold estate created hereby shall be subordinate to the lien of any mortgage, deed of trust or other encumbrance, together with any renewals, extensions or replacements thereof, now or hereafter placed, charged or enforced against the Owner’s interest in the Building and the Premises. Upon the request of the Owner, the Tenant agrees to execute and deliver such documents, including financial statements, as may be required to effectuate such subordination. In the event the Tenant shall fail, neglect or refuse to execute and deliver any such document within ten (10) days after receipt by the Tenant of the document(s) to be executed by it, to effect such subordination, the Tenant hereby irrevocably appoints the Owner, and the Owner’s successors and assigns, the true and lawful attorney-in-fact of the Tenant to execute and deliver in the Tenant’s own name any and all such documents for and on behalf of the Tenant in connection with such subordination. Landlord to provide Tenant with a mutually agreed upon subordination and non disturbance agreement.

XVI. QUIET ENJOYMENT

The Owner agrees that the Tenant, upon paying the Annual Base Rent and other amounts payable by the Tenant under this Lease, and performing the covenants, terms and conditions of this Lease required of the Tenant to be kept and performed, may quietly have, hold and enjoy the Premises during the term hereof.

XVII. DEFAULT

17.01. Events of Default. Time is of the essence of this Lease. The occurrence of any of the following events shall constitute a material default and breach of this Lease by the Tenant:

(a)	Failure of the Tenant to pay any installment of rent within ten (10) days after written demand therefor is delivered to the Tenant;

(b)	Failure of the Tenant to pay any other sum payable under this Lease within thirty (30) days after written demand therefor is delivered to the Tenant;

(c)	Default by the Tenant in the performance of any of the Tenant’s covenants, agreements or obligations hereunder (excluding a default in the payment of rent or other monies due) which continues for thirty (30) days after written notice thereof is delivered to the Tenant by the Owner; or

(d)	Filing by or against the Tenant in any court, pursuant to any statute, either in the United States or of any other state, a petition in bankruptcy or insolvency, or for reorganization or for appointment of a receiver or trustee of all or a substantial portion of the property owned by the Tenant or if the Tenant makes an assignment for the benefit of creditors, or any execution or attachment shall be issued against the Tenant or all or a substantial portion of the Tenant’s property, whereby all or any portion of the Premises covered by this Lease or any improvements thereon shall be taken or occupied or attempted to be taken or occupied by someone other than the Tenant, except as may herein be otherwise expressly permitted, and such adjudication, appointment, assignment, petition, execution or attachment shall not be set aside, vacated, discharged or bonded within thirty (30) days after the determination, issuance or filing of the same;

In the event of a default under subsection (e) hereof, which by reason of applicable federal or state law cannot be enforced in accordance with the terms of this Lease, the provisions concerning Bankruptcy or Insolvency contained in “Appendix I,” attached hereto and made a part hereof, shall become operative and shall be binding on the parties.

17.02. Owner’s Remedies. In the event of a default by the Tenant under this Lease, the Owner shall have all rights and remedies allowed by law or equity including, but not limited to, the following:

(a)

Termination - Damages. In addition to any other remedy available to the Owner at law or in equity, all of which other remedies are reserved unto the Owner, the Owner shall have the right to immediately terminate the Tenant’s right to possession of the Premises and/or this Lease and all rights of the Tenant hereunder by delivering a written notice of termination to the Tenant. In the event that the Owner elects to so terminate such possession and/or this Lease, such election shall constitute the election by the Owner to accelerate all future rents payable under this Lease to be immediately due and payable and the Owner shall have the right to recover from the Tenant the following:

(i)	The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii)	The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss the Tenant proves could have reasonably been avoided; plus

(iii)	The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Tenant proves could have reasonably been avoided; plus

(iv)	Commercially reasonable expenses in connection with such termination.

The term “rent” as used herein shall be deemed to be the Annual Base Rent, additional rent and all other sums required to be paid by the Tenant pursuant to the terms of this Lease.

As used in subparagraphs (i), (ii) and (iii), above, the “worth at the time of award” shall be determined by allowing interest or discounting, as the case may be, at the rate equal to the discount rate of the Federal Reserve Bank of San Francisco at the time of the award.

A termination of this Lease under this Section shall not release or discharge the Tenant from any obligation under this Lease but shall constitute only a termination of the right of the Tenant to possess and occupy the Premises, unless otherwise specifically stated by the Owner in writing at the time of such termination.

(b)	Enforcement. In the event of a default by the Tenant under this Lease which is not remedied after written notice is given, the Owner may, from time to time, without terminating this Lease, recover all rent as it becomes due or, if Tenant has abandoned the Premises re-let the Premises or any part thereof for such term or terms and at such rent and upon such other terms and conditions as the Owner, in the Owner’s sole discretion, may deem advisable with the right to make alterations and repairs to the Premises, the cost of which shall be chargeable to the Tenant.

If the Owner shall elect to so re-let the Premises, rents received by the Owner therefrom shall be applied as follows: first, to reasonable attorneys’ fees incurred by the Owner as a result of the Tenant’s default; second, to the cost of suit if an action is filed by the Owner to enforce the Owner’s remedies; third, to the payment of any indebtedness other than rent due under this Lease from the Tenant; fourth, to the payment of any cost of such re-letting; fifth, to the payment of the cost of any alterations and repairs to the Premises; and sixth, to the payment of rent due and unpaid hereunder and the residue, if any, shall be held by the Owner and applied in payment of future rent as the same may become due and payable hereunder. Should that portion of such rent received from any re-letting during any month which is applied to the payment of rent hereunder be less than the rent payable during the month by the Tenant hereunder, the Tenant shall pay such deficiency to the Owner. The Tenant shall also pay to the Owner as soon as ascertained any costs and expenses incurred by the Owner in re-letting or in making the alterations and repairs to the Premises, the cost of which is not covered by the rents received from such re-letting.

(c)

Non-Termination - Re-Entry. In addition to the other rights of the Owner herein provided, the Owner shall have the right, without terminating this Lease, at its option, to re-enter and re-take possession of the Premises and all improvements thereon and collect rents from any subtenants and/or sublet the whole or any part of the Premises for the account of the Tenant, upon any terms or conditions determined by the Owner. In such event of subleasing, the Owner shall have the right to collect any rent which may become payable under any sublease and apply the same first to the payment of expenses incurred by the Owner in dispossessing the Tenant and in subletting the Premises and, thereafter, to the payment of the Annual Base Rent and other amounts payable by the Tenant under this Lease required to be paid by the Tenant in fulfillment of the Tenant’s covenants hereunder; and the Tenant shall be liable to the Owner for the payment of the Annual Base Rent and other amounts required to be paid by the Tenant under this Lease, less any amounts actually received by the Owner from a sublease and after payment of expenses incurred, applied on account of the Annual Base Rent and other amounts due hereunder. In the event of such election, the Owner shall not be deemed to have terminated this Lease by taking possession of the Premises unless written notice of termination has been given by the Owner to the Tenant.

(d)	No Termination. No re-entry or taking possession of the Premises by the Owner pursuant to the provisions of this Lease shall be construed as an election to terminate this Lease unless a written notice of such intention is delivered by the Owner to the Tenant. Notwithstanding a re-letting without termination by the Owner due to the default by the Tenant, the Owner may at any time after such re-letting elect to terminate this Lease for such default.

(e)	Owner’s Lien. In addition to any other rights of the Owner as provided in this Article, upon the default of the Tenant, the Owner shall have the right to enter the Premises, change the locks on doors to the Premises and exclude the Tenant therefrom and, in addition, take and retain possession of any property on the Premises owned by or in the possession of the Tenant as and for security for the Tenant’s performance. The Tenant hereby grants to the Owner a lien under §45-108, Idaho Code, on all of said property, which lien shall secure the future performance by the Tenant of this Lease. No property subject to said lien shall be removed by the Tenant from the Premises so long as the Tenant is in default of any monetary obligations under this Lease. No action taken by the Owner in connection with the enforcement of the rights as provided in this Article shall constitute a trespass or conversion and the Tenant shall indemnify, save and hold the Owner harmless from and against any such claim or demand on account thereof.

17.03. Remedies Cumulative. The rights, privileges, elections and remedies of the Owner set forth in this Lease or allowed by law or equity are cumulative and the enforcement by the Owner of a specific remedy shall not constitute an election of remedies and/or a waiver of other available remedies.

17.04. Mitigation. The Owner shall have the obligation to make reasonable efforts to mitigate the loss or damage occasioned by a default of the Tenant, provided that said obligation to mitigate shall not relieve the Tenant of the burden of proof as required in this Article or otherwise affect the rights and remedies available to the Owner in the event of a default by the Tenant as provided in this Article, or otherwise allowed by law or equity. Nothing herein contained shall obligate the Owner to mitigate rental loss by re-letting the Premises so long as the Owner has other similar premises vacant or by re-letting the Premises to a new tenant whose use of the Premises would be undesirable in the reasonable judgment of the Owner, require the Owner to expend any money to remodel, alter or improve the Premises, or would be result in the Owner being in breach or default under any contractual obligations of the Owner.

XVIII. SURRENDER OF PREMISES

18.01. Condition. Upon the expiration or earlier termination of this Lease, the Tenant shall quit and surrender possession of the Premises to the Owner in as good order and condition as the same are at the Commencement Date of this Lease or hereafter may be improved by the Owner or the Tenant, reasonable wear and repairs, which repairs are the Owner’s obligation, excepted. The Tenant shall, without expense to the Owner, remove or cause to be removed from the Premises all debris, rubbish, furniture, equipment, business and trade fixtures, free-standing cabinetwork, movable partitions and other articles of personal property owned by the Tenant (exclusive of any items described in Section 18.03, below) and all similar items of any other persons claiming under the Tenant, and the Tenant shall, before expiration of termination, repair all damage to the Premises resulting from such removal and otherwise restore the Premises. Tenant will not have any restoration obligations related to the initial fit up of the Premises.

18.02. Abandoned Property. If the Owner shall re-enter the Premises as provided in Article XVII, above, or as otherwise provided in this Lease, any property of the Tenant not removed by the Tenant upon the expiration of the Term of this Lease (or within seventy-two (72) hours after a termination by reason of the Tenant’s default), as provided in this Lease, shall be considered abandoned and the Owner may remove any or all of such items and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account and at the expense and risk of the Tenant, and if the Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, the Owner may sell any or all of such property at public or private sale in such manner and at such times and places as the Owner, in its sole discretion, may deem proper, without notice to or demand upon the Tenant, for the payment of all or any part of such charges or the removal of any such property, and shall apply the proceeds of such sale as follows: First, to the cost and expenses of such sale, including reasonable attorneys’ fees incurred; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to the Owner from the Tenant under any of the terms hereof; and fourth, the balance, if any, to the Tenant. The provisions hereof shall be without prejudice to the Owner to exercise any other rights over the Tenant’s property on the Premises as provided elsewhere in this Lease or allowed by law.

18.03. Permanent Property. All fixtures, equipment, alterations, additions, improvements and/or appurtenances attached to or built into the Premises prior to or during the Term of this Lease, whether by the Owner at its expense or at the expense of the Tenant, or both, shall be and remain part of the Premises and shall not be removed by the Tenant at the end of the Term unless otherwise expressly provided for in this Lease. Such fixtures, equipment, alterations, additions, improvements and/or appurtenances shall include, but shall not be limited to: all floor coverings, drapes, paneling, molding, doors, vaults, plumbing systems, electrical systems, lighting systems, silencing equipment, all fixtures and outlets for the systems mentioned above and for all telephone, radio, telegraph and television purposes and any special flooring or ceiling installations.

XIX. MISCELLANEOUS

19.01. Owner’s Right of Entry. The Owner and the Owner’s authorized representatives shall have the right to enter the Premises at all reasonable times for the purpose of determining whether the Premises are in good condition, to make necessary repairs or perform any maintenance, to serve any notice required or allowed under this Lease or to show the Premises to prospective brokers, agents, buyers or tenants.

19.02. No Waiver. The failure of the Owner or the Tenant to seek redress for violations or to insist upon the strict performance of any covenant or condition of this Lease shall not be deemed a waiver of such violation or of any future similar violation and the waiver by the Owner or the Tenant of any breach shall not be deemed a waiver of any past, present or future breach of the same or any other term, covenant or condition of this Lease.

19.03. Notices. Whenever any notice, approval, consent, request or election is given or made pursuant to this Lease, it shall be deemed delivered when it is in writing and personally delivered or deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested and addressed to the party at the address set forth in the Basic Lease Provisions.

19.04. Limitation of Owner’s Liability. The obligations of the Owner under this Lease do not constitute personal obligations of the Owner or its successors or assigns and the Tenant shall look solely to the real estate that is the subject of this Lease and to no other assets of the Owner or its successors or assigns for satisfaction of any liability under this Lease.

19.05. Holding Over. Should the Tenant continue to occupy the Premises or any part thereof after the expiration or earlier termination of this Lease, whether with or against the consent of the Owner, such tenancy shall be month-to-month at a rent equal to 125% of the Annual Base Rent in force and effect for the last month of the term expired or terminated.

19.06. Attorneys’ Fees and Costs. If either party shall default under this Lease and said default is cured with the assistance of an attorney for the other party, as a part of curing said default, the reasonable attorneys’ fees incurred by the other party shall be added to the balance due and payable or, in the case of a non-monetary default, shall be paid to the other party upon demand. In the event suit or action is filed by either party against the other to interpret or enforce this Lease, the unsuccessful party to such litigation agrees to pay to the prevailing party all costs and expenses, including attorneys’ fees incurred therein, including the same with respect to an appeal.

19.07. Transfer of Owner’s Interest. In the event of a sale or conveyance by the Owner of the Premises and/or the Building, other than a transfer for security purposes only, the Owner shall be relieved from all obligations and liabilities accruing thereafter on the part of the Owner, provided that any funds in the hands of the Owner at the time of transfer in which the Tenant has an interest, shall be delivered to the successor of the Owner. This Lease shall not be affected by any such sale and the Tenant agrees to attorn to the purchaser or assignee provided all the Owner’s obligations hereunder are assumed in writing by the transferee. No such sale or conveyance by Owner or any successor shall affect Tenant’s rights hereunder,

19.08. ADA Compliance. To the best of Owner’s knowledge the Building and Lease Premises are in full compliance with the Americans with Disabilities Act (ADA) upon commencement of Tenant’s Lease. Owner shall be responsible for all costs and expenses to bring Building into compliance with any new requirements or newly issued standards under the ADA outside of the Tenant’s Leased Premises.

19.09. Construction. All parties hereto have either (i) been represented by separate legal counsel, or (ii) have had the opportunity to be so represented. Thus, in all cases, the language herein shall be construed simply and in accordance with its fair meaning and not strictly for or against a party, regardless of which party prepared or caused the preparation of this Lease.

19.10. Succession. This Lease shall be binding upon and shall inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties.

19.11. Estoppel Certificate. The Tenant shall, at any time upon not less than ten (10) days’ prior written notice from the Owner, execute, acknowledge and deliver to the Owner a statement in writing (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the rent and other charges are paid in advance, (b) acknowledging that there are not, to the Tenant’s knowledge, any uncured defaults on the part of the Owner hereunder, or specifying such defaults if they are claimed, and (c) containing any other certifications, acknowledgments and representations as may be reasonably requested by the Owner or the party for whose benefit such estoppel certificate is requested. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises or the Real Property. The Tenant’s failure to deliver such statement within said time shall be conclusive upon the Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by the Owner, (ii) that there are no uncured defaults in the Owner’s performance, (iii) that not more than an amount equal to one (1) month’s installment of the Annual Base Rent has been paid in advance, and (iv) that such additional certifications, acknowledgments and representations as are requested under subsection (c) hereof, are valid, true and correct as shall be represented by the Owner. If the Owner desires to finance or refinance the Premises, the Tenant hereby agrees to deliver to any lender designated by the Owner such financial statements of the Tenant as may be reasonably required by such lender. All such financial statements shall be received by the Owner in confidence and shall be used only for the purpose herein set forth.

19.12. Warranty Re: Financial Statements. The Tenant and the officer(s) signing this Lease for a corporate Tenant represent, warrant and certify to the Owner that any financial statement or other financial information given to the Owner is true, accurate and correct and truly and accurately represents the financial condition of the Tenant o as of the date of this Lease. The Tenant acknowledges that said financial statement(s) and information was given to the Owner to induce the Owner to execute this Lease and was relied upon by the Owner in so doing.

19.13. Severability. If any term or provision of this Lease shall be determined by a Court to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. It is the intention of the parties that if any provision in this Lease is capable of two constructions, then the provision shall be interpreted to have the meaning which renders it valid.

19.14. Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes (where not particular to the impacted party), court orders, acts of God, inability to obtain labor or materials or reasonable substitutes thereof, government restrictions, regulations or controls, hostile government action, civil commotion, fire or other casualty and other causes beyond the reasonable control of the party obligated to perform shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage except the obligations imposed with regard to rent and other charges to be paid by the Tenant pursuant to this Lease, which obligation shall not be affected thereby.

19.15. No Recording or Disclosure. Neither party shall record this Lease or any memorandum hereof, it being agreed that the Tenant’s possession of the Premises shall be adequate notice of the Tenant’s leasehold interest. In addition, the Tenant agrees to not disclose the terms of this Lease to any third party, excepting only the employees and agents of the Tenant, including the Tenant’s accountant and attorney.

19.16. Intentionally Left Blank

19.17. Article Headings. The article headings, title and captions used in this Lease are for convenience only and are not part of this Lease.

19.18. Entire Agreement. This Lease, including the exhibits attached hereto, contains the entire agreement between the parties as of the date of this Lease and the execution hereof has not been induced by either party or any agent of either party, by representations, promises, undertakings not expressed herein. There are no collateral agreements, stipulations, covenants, promises, inducements or undertakings whatsoever between the parties concerning the subject matter of this Lease which are not expressly contained herein.

19.19. Special Provisions. The special provisions, if any, on “Exhibit E” attached hereto and made a part hereof are a part of this Lease. In the event of a conflict between the General Provisions and the special provisions, if any, on Exhibit E, the latter shall control.

EXHIBIT A

DESCRIPTION OF PREMISES

That portion of the Emerald Tech Building #5, Located at 423 N. Ancestor Place, Suite #140, Boise, Idaho, 83704, consisting of 12,174 Rentable Square feet, as illustrated on the following floor plan:

Add legal description of land on which building sits

EXHIBIT B

BUILDING AND PREMISES MEASUREMENT STANDARDS

The following standards shall be used to determine the area of the Building and the Premises subject to this Lease:

Usable Area

The Usable Area of the Premises shall be determined by measuring to the outside of the finished surface of the Premises at the permanent outer walls of the Building, corridor walls, and other permanent walls and to the center of tenant demising walls separating the Premises from adjacent tenant space. Outside balconies or patios included within the structure of the Building and accessed solely from the Premises shall be included in the Usable Area of the Premises. No deductions shall be made for vestibules inside the Building line (drip line) or for columns and projections accessory to the Building. No deductions shall be made for vertical penetrations including stairways, elevator shafts or mechanical chases.

The Usable Area of the Building shall be equal to the sum of all Usable Areas for all tenants in the Building.

Rentable Area

The Rentable Area of the Building shall be determined by measuring to the outside of the finished surface of the permanent outer Building wall for each floor of the Building. Outside balconies and patios included within the structure of the Building shall be included in the Rentable Area of the Building. No deductions shall be made for vestibules inside the Building line (drip line) or for columns and projections accessory to the Building.

The Rentable Area of the Premises is the Tenant’s pro-rata share of the Building. It shall include the Tenant’s Usable Area plus the Tenant’s pro-rata share of all common areas such as restroom facilities, lobbies, corridors, stairways, mechanical rooms and balconies or patios included within the structure of the Building. The Rentable Area of the Premises shall be determined by multiplying the Usable Area of the Premises by the quotient of the division of the Rentable Area of the Building by the Usable Area of the Building, resulting in the Rentable/Usable Ratio (“R/U Ratio”).

Conversion Formulas

Rentable Area ÷ Usable Area = Rentable/Usable Ration (“R/U Ratio”)

Usable Area x R/U Ratio = Rentable Area

Rentable Area ÷ R/U Ratio = Usable Area

EXHIBIT C

OPTION(S) TO RENEW

(Market Rent)

The Tenant in the foregoing Lease shall have the option to renew the term of the Lease for one (1) renewal period for a term of five (5) years commencing immediately following the expiration of the then current term, said renewal to be upon all of the terms, conditions, covenants and provisions of the Lease except as provided below. If the Tenant is granted more than one (1) renewal term, the failure of the Tenant to exercise the option for any renewal period in the manner and within the time herein provided shall terminate the rights of the Tenant with respect to that renewal period and all subsequent renewal periods, if any.

The Tenant’s right to exercise the option to renew the term of the Lease shall be subject to the following conditions:

(a) The Lease shall be in force and effect at the time the notice of the Tenant’s election to renew the term is delivered to the Owner and on the last day of the then current term.

(b) The Tenant shall not be in default beyond applicable notice and cure periods under any provision of the Lease at the time the Tenant delivers to the Owner a notice of the Tenant’s election to renew the term or on the last day of the then current term.

(c) The Tenant shall deliver to the Owner a written notice irrevocably exercising the option to renew the term at least one hundred and eighty (180) days before the last day of the then current term.

OPTION RENT, TERMS AND CONDITIONS: Effective the first (1st) day of the renewal period, the Annual Base Rent for the Premises shall be equal to ninety-five percent (95%) of the then fair market rental for the Premises as agreed upon by the parties within thirty (30) days after the Tenant exercises the option to renew. If the parties cannot agree on the then fair market rental for the Premises, they will appoint an arbitrator to determine such rate. Further, the Owner will provide an improvement allowance not to exceed three dollars ($3.00) per rentable square foot at the time of the renewal term.

EXHIBIT D

ADJUSTMENT OF ANNUAL BASE RENT

The rent schedule for the initial term is as follows:

Month 1          - No rent shall be paid.

Months   2-12 - $13,695.75/month ($13.50 p.s.f. annually).

Months 13-24 - $14,203.00/month ($14.00 p.s.f. annually).

Months 25-36 - $14,710.25/month ($14.50 p.s.f. annually).

Months 37-48 - $15,217.50/month ($15.00 p.s.f. annually).

Months 49-61 - $15,724.75/month ($15.50 p.s.f. annually).

EXHIBIT E

SPECIAL PROVISIONS

The following are special provisions agreed between the Owner and the Tenant with respect to the foregoing Lease. A conflict between the General Provisions of the foregoing Lease and the following special provisions shall be controlled by the latter.

1.	Owner, at Owner’s sole cost and expense, shall complete the following improvements to the suite.

a.	Remove two (2) walls, as shown on the attached Exhibit “A”.

b.	Fill in one (1) door, as shown on the attached Exhibit “A”.

c.	Install new carpet throughout the premises in the areas highlighted in “green” on the attached Exhibit “A”.

d.	Install new VCT tile in the areas highlighted in “pink/red” on the attached Exhibit “A”.

e.	Paint the premises using the same paint color as the current suite #180.

f.	Professionally clean the entire suite.

2.	Owner, at Owner’s sole cost and expense, shall be responsible to deliver the building structural systems, roof system, plumbing systems, window systems, window coverings, restrooms, the base building HVAC mechanical systems, the base building electrical systems, the fire and life safety system, the floor and ceiling from latent and structural defects, in good and proper working order and in compliance with all laws, building codes and ordinances which govern the use and occupancy of the building.

3.	Tenant shall have the ongoing and perpetual right to place supplemental HVAC units (for data center and executive suite), satellites, microwave dishes and/or antennas on the roof of the property at Tenant’s sole cost and expense, including any necessary dunnage required for additional support, during the Lease Term and any Renewal Periods, subject to Owner’s approval, such approval not to be unreasonably withheld, conditioned or delayed. Placement of dishes shall be in accordance with applicable covenants and/or building codes

4.	If the Tenant executes the Lease prior to March 13, 2012, Tenant, at no cost, will have the right to enter the Premises a minimum of 20 days prior to Lease commencement in order to set up for re-location. Tenant’s early access shall not delay or disrupt the Owner’s ability to complete Owner’s work.

5.

Tenant shall have a one (1) time option to terminate the lease at the end of the 39th month of the term. Tenant shall provide Owner with not less than ten (10) months prior written notice, and shall deliver a termination fee equal to the unamortized transaction costs (TI, electrical allowance, brokerage fees paid), and one months rent. The termination fee shall be due upon the effective date and Owner, prior to the Commencement Date, shall provide the exact amount of the payment.

6.	Prior to the Commencement Date, Owner shall provide Tenant with an electrical allowance of not to exceed $30,000.00, to be used to upgrade the electrical power and distribution within the premises.

SCHEDULE 1

SIGNS - OFFICE BUILDING

1.	Interior “Suite Identification” signage for individual Tenants will be provided by the Tenant, at the Tenant’s expense.

2.	Tenant exterior sign on the building will be provided by the Tenant at the Tenant’s expense and meet local building codes.

3.	No other interior or exterior signs or signage shall be allowed in or on the Building or the common areas or grounds of the Building.

APPENDIX I

HAZARDOUS WASTE

The Tenant shall not cause or permit any hazardous substance(s) to be used, stored, generated or disposed of on or in the Premises, without first obtaining the Owner’s written consent. Notwithstanding the Owner’s consent, if any hazardous substance(s) is used, stored, generated or disposed of on or in the Premises by the Tenant, such usage, storage, generation and disposal shall, in all respects, be in strict accordance all federal, state and local laws, statutes, ordinances and regulations (hereafter “Laws”).

If the Premises or the Building become contaminated in any manner for which the Tenant is liable, the Tenant shall indemnify, defend, save and hold the Owner harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, a decrease in value of the Premises, damages caused by loss or restriction of rentable or usable space within the Premises, or any damages caused by adverse impact on marketing of the said space, and any and all sums paid for settlement of claims, attorneys’ fees, consultant and expert fees) arising during or after the lease term and arising as a result of that contamination by the Tenant. This indemnification includes, without limitation, any and all costs incurred because of any investigation of the Premises, and/or any cleanup, removal or restoration required by applicable Laws or mandated by any federal, state or local governmental agency or entity. Without limitation of the foregoing, if the Tenant causes or permits the presence of any hazardous substance(s) on the Premises and such results in contamination of the Premises, the Tenant shall promptly, at the Tenant’s sole expense, take any and all necessary actions to return the Premises to the condition existing prior to the presence of any such hazardous substance(s) on the Premises. The Tenant shall first obtain the Owner’s approval of any such remedial action. Owner shall indemnify, defend upon demand with counsel reasonably acceptable to Tenant, and hold Tenant harmless from and against, any liabilities, losses claims, damages, interest, penalties, fines, attorneys’ fees, experts’ fees, court costs, remediation costs, and other expenses which result from (i) the use, storage, handling, treatment, transportation, release, threat of release or disposal of Hazardous Materials in or about the Premises or the Building by Owner or Owner’s agents, employees, contractors or invitees, or (ii) the existence of Hazardous Materials on the Premises or the Building as of the date of this Lease. Owner represents and warrants that it is not aware of any Hazardous Materials in the Premises as of the date of this Lease.

As used herein, “hazardous substance” shall mean any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of Idaho or the United States Government. The term “hazardous substance” includes, without limitation, any material, waste or substance that is (i) defined as a “hazardous substance” under any law of the State of Idaho; (ii) petroleum; (iii) asbestos; (iv) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. §1321); (v) defined as a “hazardous waste” pursuant to §1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. §6901, et. seq. (42 U.S.C. §6903), or the Idaho Hazardous Waste Management Act of 1983, Title 39, Chapter 44, Idaho Code; (vi) defined as a “hazardous substance” pursuant to §101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601, et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601, et seq.; the Clean Air Act, 42 U.S.C. §7401, et seq.; the Clean Water Act, 33 U.S.C. §1251, et seq.; (vii) defined as a “regulated substance” pursuant to subchapter IX, Solid Waste Disposal Act (regulation of underground storage tanks), 42 U.S.C. §6991, et seq; or (viii) a material, substance, waste or other matter or element which is defined or classified as “hazardous,” “toxic” or “regulated by any federal, state and local law, ordinance, regulation, rule, order, policy or action adopted after the Commencement Date of the Initial Term of the foregoing Lease.

As used herein, “Premises” shall mean the Premises which are leased by the Tenant pursuant to the foregoing Lease and the Building of which the Premises are a part, including all of the land associated therewith. As used herein, “Owner” or “Tenant” shall mean and include the Owner or Tenant, as the case may be, named in the foregoing Lease, the members, partners, shareholders, directors, officers, employees, agents, contractors or invitees of each, a subtenant of the Tenant, and the successors and assigns of the Owner, Tenant or subtenant, including the members, partners, shareholders, directors, officers, employees, agents, contractors or invitees of a successor, assign or subtenant.

APPENDIX II

BANKRUPTCY OR INSOLVENCY

Section 1. If a petition is filed by, or an order for relief is entered against, the Tenant under Chapter 7 of the Bankruptcy Code and the trustee of the Tenant elects to assume this Lease for the purpose of assigning it, the election or assignment, or both, may be made only if all of the terms and conditions of Sections 2 and 4 of this Appendix are satisfied. If the trustee fails to elect to assume this Lease for the purpose of assigning it within sixty (60) days after his appointment, this Lease will be deemed to have been rejected. The Owner shall then immediately be entitled to possession of the Premises without further obligation to the Tenant or the trustee and this Lease will be terminated. The Owner’s right to be compensated for damages in the bankruptcy proceeding, however, shall survive.

Section 2. If the Tenant files a petition for reorganization under Chapter 11 or 13 of the Bankruptcy Code or a proceeding that is filed by or against the Tenant under any other chapter of the Bankruptcy code is converted to a Chapter 11 or 13 proceeding and the Tenant’s trustee or the Tenant as a debtor-in-possession (hereafter collectively “trustee”) fails to assume this Lease within sixty (60) days from the date of the filing of the petition or conversion, the trustee will be deemed to have rejected this Lease. To be effective, an election to assume this Lease must be in writing and addressed to the Owner and all of the following conditions which the Owner and the Tenant acknowledge to be commercially reasonable must have been satisfied:

(a)	The trustee has cured or has provided to the Owner adequate assurance, as defined in this Section, that:

(i)	The trustee will cure all monetary defaults under this Lease within ten (10) days from the date of the assumption; and

(ii)	The trustee will cure all non-monetary defaults under this Lease within thirty (30) days from the date of the assumption.

(b) The trustee has compensated the Owner, or has provided to the Owner adequate assurance, as defined in this Section, that within ten (10) days from the date of the assumption the Owner will be compensated for any pecuniary loss he incurred arising from the default of the Tenant or the trustee, as recited in the Owner’s written statement of pecuniary loss delivered to the trustee.

(c) The trustee has provided the Owner with adequate assurance of the future performance of each of the Tenant’s obligations under the Lease; provided, however, that:

(i)	The trustee will also deposit with the Owner, as security for the timely payment of rent, an amount equal to three (3) months’ rent (as adjusted pursuant to Section 2(c)(iii) below) and other monetary charges accruing under this Lease.

(ii)	The trustee will also pay in advance, on each day that the minimum rent is payable, one-twelfth (1/12) of the Tenant’s annual obligations under the Lease for maintenance, common area charges, real estate taxes, merchant’s association dues, insurance and similar charges.

(iii)	From and after the date of the assumption of this Lease, the trustee will pay as minimum rent an amount equal to the sum of the minimum rental otherwise payable under this Lease and if percentage rent is payable under the Lease, the highest amount of the annual percentage rent paid by the Tenant to the Owner within the five-year period to the date of the Tenant’s petition under the Bankruptcy Code. This amount will be payable in advance in equal monthly installments on each day that the minimum rent is payable.

(iv)	The obligations imposed upon the trustee will continue for the Tenant after the completion of bankruptcy proceedings.

(d) The Owner has determined that the assumption of the Lease will not:

(i)	Breach any provision in any other lease, mortgage, financing agreement or other agreement by which the Owner is bound;

(ii)	Disrupt, in the Owner’s judgment, an intended tenant mix that, in the Owner’s judgment, would enhance the image, reputation and profitability of the Premises and adjoining property owned or controlled by the Owner.

(e) For purposes of this Section, “adequate assurance” means that:

(i)	The Owner will determine that the trustee has, and will continue to have, sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure the Owner that the trustee will have sufficient funds to fulfill the Tenant’s obligations under this Lease and to keep the Premises stocked with merchandise and properly staffed with sufficient employees to conduct a fully operational, actively promoted business on the Premises; and

(ii)	An order will have been entered segregating sufficient cash payable to the Owner and/or a valid and perfected first lien and security interest will have been granted in property of the Tenant or trustee that is acceptable for value and kind to the Owner to secure to the Owner the obligation of the trustee to cure the monetary or non-monetary defaults under this Lease within the time periods set forth above.

Section 3. In the event that this Lease is assumed by a trustee appointed for the Tenant or by the Tenant as debtor-in-possession under the provisions of Section 2 of this Appendix and, thereafter, the Tenant is either adjudicated a bankrupt or files a subsequent petition for arrangement under Chapter 11 of the Bankruptcy Code, the Owner may terminate, at its option, this Lease and all the Tenant’s rights under it by giving written notice of the election to terminate.

Section 4. If, under Section 1 and 2 of this Appendix, the trustee has assumed the Lease, that interest or estate may be assigned by the trustee only if the Owner acknowledges in writing that the intended assignee has provided adequate assurance, as defined in this Section 4, of the future performance of all of the terms, covenants and conditions of this Lease.

For the purposes of this Section, “adequate assurance” means that:

(a) The assignee has submitted a current financial statement, audited by a certified public accountant, that shows a net worth and working capital in amounts determined by the Owner to be sufficient to assure the future performance by the assignee of the Tenant’s obligation under this Lease;

(b) If requested by the Owner, the assignee will obtain guarantees, in form and substance satisfactory to the Owner, from one or more persons who satisfy the Owner’s standards of creditworthiness;

(c) The assignee has submitted written evidence satisfactory to the Owner of substantial business experience of the type to be conducted on the Premises;

(d) The Owner has obtained all consents or waivers from any third party required under any lease, mortgage, financing arrangements or other agreement by which the Owner is bound to enable the Owner to permit the assignment.

Section 5. When, pursuant to the Bankruptcy Code, the trustee is obligated to pay reasonable use and occupancy charges for the use of all or part of the Premises, the charges will not be less than the minimum rent as defined in this Lease and other monetary obligations of the Tenant for the payment of maintenance, common area charges, real estate taxes, merchant’s association dues, insurance and similar charges.

Section 6. Neither the Tenant’s interest in the Lease nor any estate of the Tenant created in the Lease will pass to any trustee, receiver, assignee for the benefit of creditors or any other person or entity or otherwise by operation of law under the laws of any state having jurisdiction of the person or property of the Tenant (“state law”), unless the Owner consents in writing to such transfer. The Owner’s acceptance of rent or any other payments from any trustee, receiver, assignee, person or other entity will not be deemed to have waived, or waive, the need to obtain the Owner’s consent or the Owner’s right to terminate this Lease for any transfer of the Tenant’s interest under this Lease without that consent.

Section 7. The Owner may, at its option, terminate this Lease by giving the Tenant written notice of termination if any of the following events occur:

(a) The Tenant’s estate created by this Lease is taken in execution by other process of law;

(b) The Tenant or any guarantor of the Tenant’s obligations under this Lease (“guarantor”) is adjudicated insolvent pursuant to the provisions of any present or future insolvency law under the laws of any state having jurisdiction;

(c) Any proceedings are filed by or against that guarantor under the Bankruptcy Code or any similar provisions of any future federal bankruptcy law;

(d) A receiver or trustee of the property of the Tenant or the guarantor is appointed under state law by reason of the Tenant’s or the guarantor’s insolvency or inability to pay debts as they become due or otherwise; or

(e) Any assignment for the benefit of creditors is made of the Tenant’s or guarantor’s property under state law.